Exhibit 3

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 157, Paragraph 4, of Law No. 6,404/76 (“Brazilian Corporation Law”) and under CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, on this date, Oi became aware of a decision of the Directors’ Council of the National Telecommunications Agency (“Anatel”), that, through Judgment No. 601, issued today, orders Oi, among other matters, the following:

“a.i) not to execute the contract that supports the Judicial Reorganization Plan under the terms of the draft submitted to the Agency;

a.ii) to refrain from entering into any contract that supports the Judicial Reorganization Plan, or to execute similar documents containing clauses identical or analogous to those expressly mentioned in this analysis, given that they could harm the interests of the company and the community;

a.iii) to keep sending notice to the Competition Superintendence about the meetings of the Board of Directors and of the Board of Executive Officers, on the same date as they convene;

a.iv) if the Superintendence of Competition deems it worthwhile and convenient to send a representative to attend the meetings referred to in item “a.iii”, that the representative is given access to all relevant documents, such as accounting, legal, economic, financial, and operational information of the Company, so that the representative can immediately inform the Directors’ Council of Anatel of any acts or facts relevant to the maintenance of the concession and compliance with fiduciary duties by the company’s managers; and

a.v) that failure to comply with the above will lead to the application of applicable sanctions to Oi S.A. and, if applicable, also to the members of the Board of Directors or Executive Officers who sign any contract that supports the Judicial Reorganization Plan, or any similar document, pursuant to Law No. 9,472 of July 16, 1997, the General Telecommunications Law, and the Regulations for the Application of Administrative Sanctions, approved by Resolution 589 of May 7, 2012.”

The full text of this Judgment is attached to this Material Fact. An English translation of the decision will also be sent, as soon as possible, to the US Securities and Exchange Commission (SEC) through Form 6-K.

The Company will keep its shareholders and the market informed about the developments of the matters addressed in this Material Fact

Rio de Janeiro, November 27, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer